Exhibit A

For Immediate Release                             August 14, 1998

Contact:  Brian S. Gillman
          (913) 789-1388

                   VANGUARD AIRLINES ANNOUNCES
                         WARRANT EXERCISE

Kansas City, MO - Vanguard Airlines, Inc. ("Vanguard" or the "Company") announced today the exercise of 10,300,000 outstanding redeemable common stock purchase warrants (the "Warrants"). Each Warrant was exercisable into one share of the Company's Common Stock for $0.50 per share. In July 1998, the Company issued a notice of redemption to certain warrant holders after the Company's Common Stock satisfied certain stock performance requirements contained in the warrant agreement.

The Company raised approximately $5.2 million from the exercise of these Warrants. Bill Garrett, Vanguard's Chief Financial Officer, said, "The net proceeds from the warrant exercise will be utilized to acquire a spare jet engine, to provide for fleet expansion and for certain other capital projects. Overall, this funding will provide Vanguard with the necessary capital to begin its next growth phase."

Garrett added, "While the second quarter was Vanguard's first ever profitable quarter, based on the advanced bookings the Company has experienced to date, we anticipate the third quarter to be even more favorable."

In accordance with an unrelated agreement, the Company received a Notice of Exercise from certain principal stockholders. The principal stockholders will exercise warrants to purchase 12,094,480 shares of Common Stock on a net exercise basis. Pursuant to the terms of the warrants, the Company will issue 8,110,936 shares of Common Stock in exchange for the exercise of 12,094,480 warrants. The Company will not receive any proceeds in connection with this net exercise.

The Company will have approximately 85,352,153 shares of Common
Stock outstanding following the exercise of the aforementioned warrants. In addition, the Company has 302,362 outstanding shares of Convertible Preferred Stock.

Vanguard Airlines, which began service in December 1994 and is headquartered in Kansas City, is a low-fare, passenger airline providing convenient, scheduled jet service. Vanguard serves the following eight cities: Atlanta, Chicago-Midway, Dallas/Ft. Worth, Kansas City, Minneapolis/St. Paul, Myrtle Beach and Pittsburgh. The Company employs approximately 800 full-time equivalent employees and currently operates a fleet of nine Boeing 737-200's. For more information on Vanguard Airlines, please visit our web site at www.flyvanguard.com

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made based on management's belief, as well as assumptions made by and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation reform Act of 1995. The Company's actual results may differ significantly from those currently anticipated. Factors that may cause such differences include but are not limited to, general economic conditions, the cost of jet fuel, the Company's ability to secure additional financing, the occurrence of events involving other low-fare carriers, potential changes in governmental regulation of airlines or aircraft, aircraft availability and delivery issues and actions taken by other airlines, particularly with respect to scheduling and pricing in the Company's current or future routes.